As filed with the Securities and Exchange Commission on November 7, 2022

Registration No. 333-230276

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1993

U.S. WELL SERVICES HOLDINGS, LLC

(Exact name of registrant as specified in its charter)

Delaware	81-1847117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

333 Shops Boulevard, Suite 301

Willow Park, Texas 76087

Telephone: (254) 776-3722

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert J. Willette

Secretary

333 Shops Boulevard, Suite 301

Willow Park, Texas 76087

Telephone: (254) 776-3722

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to

Samuel P. Williams, Esq.

James E. Bedar, Esq.

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

(617) 856-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of U.S. Well Services Holdings, LLC, a Delaware limited liability company (formerly U.S. Well Services, Inc.) (the “Registrant”), which has been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under the Registration Statement as of the date hereof:

•	Registration Statement on Form S-8 (No. 333-230276), filed with the SEC on March 14, 2019.

On November 1, 2022 (the “Effective Date”), pursuant to the Agreement and Plan of Merger, dated as of June 21, 2022, by and among the Registrant, ProFrac Holding Corp., a Delaware corporation (“ProFrac”), and Thunderclap Merger Sub I, Inc., a Delaware corporation and an indirect subsidiary of ProFrac (“Merger Sub”), the Registrant completed its previously announced merger whereby Merger Sub merged with an into the Registrant (the “Merger”), with the Registrant surviving the Merger as the surviving corporation and an indirect subsidiary of ProFrac.

Following the completion of the Merger, the newly constituted board of directors of the Registrant approved, and recommended that the sole stockholder of the Registrant approve, a Certificate of Conversion and a Certificate of Formation to effect the conversion of the Registrant from a Delaware corporation to a Delaware limited liability company (the “Conversion”) and a change in the Registrant’s name to U.S. Well Services Holdings, LLC, which was subsequently approved by the sole stockholder of the Registrant following the consummation of the Merger. The Conversion was effective as of November 1, 2022 pursuant to the filing of a Certificate of Conversion with the Secretary of State for the State of Delaware.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to existing registration statements, including the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Registrant’s securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all securities registered under the Registration Statement which remained unsold as of the Effective Date and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Willow Park, State of Texas, on November 7, 2022.

U.S. WELL SERVICES HOLDINGS, LLC

By:	/s/ Robert J. Willette
Name: Robert J. Willette
Title: Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.